Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Bonds        -   MHR.B
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER REPORTS RECORD
FOURTH QUARTER AND FISCAL YEAR 2003
OPERATING AND FINANCIAL RESULTS

Irving, Texas, March 4, 2004, Magnum Hunter Resources, Inc. (NYSE:MHR), announced today record financial results for the fourth quarter and fiscal year ended December 31, 2003:

	Three Months Ended		Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Daily Mcfe Production Average	203,704	194,107	200,143	194,338
Average Mcfe Price Received (Net of Hedges)	$3.92	$3.63	$3.90	$3.40
Daily Natural Gas Production Average (Mcf/d)	140,103	130,655	136,152	130,639
Average Gas Price Received (Net of Hedges)	$3.76	$3.42	$3.66	$3.10
Daily Crude Oil Production Average (Bopd)	10,600	10,575	10,665	10,616
Average Crude Price Received (Net of Hedges)	$25.62	$24.46	$26.42	$24.04
Total Operating Revenues (000's)	$83,947	$73,722	$325,014	$265,869
Net Income (000's)	$7,288	$3,079	$26,117	$15,522
Net Income Per Share (Diluted)	$0.11	$0.04	$0.39	$0.25

Fourth Quarter 2003 Financial Results

Net income was $7.3 million ($0.11 per diluted share) for the three months ended December 31, 2003, an increase of 137% as compared to net income of $3.1 million ($0.04 per diluted share) for the three months ended December 31, 2002. Costs associated with the early retirement of $60 million of 10% Senior Notes due 2007, reduced net income by $2.6 million (pre-tax) for the three months ended December 31, 2003, or $0.02 per diluted share when tax adjusted.

On June 1, and effective January 1, 2003, Magnum Hunter began expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the three month period ended December 31, 2003, the company recorded stock compensation expense of $1.3 million, which is reflected as an increase of the company’s general and administrative expenses. The tax adjusted cost for this expense was $0.01 per diluted share for the three months ended December 31, 2003.

Total revenues for the fourth quarter of 2003 were $83.9 million, an increase of 14% from revenues of $73.7 million reported for the fourth quarter of 2002. Magnum Hunter reported an operating profit of $24.2 million during the fourth quarter of 2003. This represented an increase of 23% over the operating profit of $19.7 million reported in the 2002 period.

Production volumes totaled 18.7 billion cubic feet equivalent (Bcfe) or 203.7 MMcfe per day for the fourth quarter of 2003, an increase of 13% over production volumes reported for the fourth quarter of 2002, after giving effect to non-core property sales. Natural gas production was 69% of total equivalent production volumes for the fourth quarter of 2003. Production volumes during the fourth quarter of 2003 were basically flat with the third quarter of 2003 production volumes of 203.6 MMcfe per day and were negatively impacted due to weather related shut-ins at Main Pass 160 and a flowline rupture at Main Pass 263 caused by a shrimper’s net that became tangled with the flowline. The Main Pass 263 flowline has been repaired and production resumed in mid-February 2004. As a result of these two problems, Magnum Hunter’s exit rate at December 31, 2003 was in the 195.0 – 200.0 MMcfe per day range; however, with several offshore properties scheduled to begin producing prior to March 31, 2004, Magnum Hunter’s daily production rate should again exceed 210.0 MMcfe per day, and our full year 2004 mid-point average daily production guidance remains at 220.0 MMcfe per day.

Natural gas prices realized by the Company were $3.76 per Mcf for the fourth quarter of 2003, compared to $3.42 per Mcf realized during the fourth quarter of 2002, after the effect of commodity price hedges in place during both periods. Oil prices realized were $25.62 per barrel for the fourth quarter of 2003, compared to the $24.46 per Bbl realized during the fourth quarter of 2002, after the effect of commodity price hedges in place during both periods.

Fiscal Year 2003 Financial Results

For the fiscal year 2003, net income was $26.1 million ($0.39 per diluted share) as compared to net income of $15.5 million ($0.25 per diluted share) for the fiscal year 2002, an increase of 68%. Costs associated with the early retirement of $140 million of 10% Senior Notes reduced net income by $6.7 million (pre-tax) during the fiscal year ended December 31, 2003, or $0.06 per diluted share when tax-adjusted. The non-cash loss from the adjustment of the net carrying value of an unconsolidated affiliate was $791 thousand (pre-tax), or $0.01 on a tax adjusted basis per diluted share. Income from non-cash hedging adjustments for the fiscal year 2003 totaled $1.5 million (pre-tax), or $0.01 on a tax adjusted basis per diluted share versus a loss of $6.6 million (pre-tax), or $0.07 on a tax adjusted basis per diluted shares in 2002.

On June 1, and effective January 1, 2003, Magnum Hunter began expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to the FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the twelve months ended December 31, 2003, the company recorded stock compensation expense of $3.0 million, which is reflected in general and administrative expenses. The tax adjusted cost for this expense was $0.03 per diluted share for the twelve months ended December 31, 2003.

Total revenues during 2003 were $325.0 million compared to $265.9 million during the 2002 period, a 22% increase. Magnum Hunter reported an operating profit of $92.7 million during 2003. This represented an increase of $23.8 million or 35% over the 2002 period. Net cash provided by operating activities increased by $79.2 million or 95% from $83.4 million at the end of fiscal year 2002 to $162.6 million for the twelve months ended December 31, 2003.

Oil and natural gas production increased 16% to 73.1 Bcfe or 200.1 MMcfe per day for the twelve months ended December 31, 2003 when compared to the corresponding twelve months ended December 31, 2002, and after giving effect to non-core property sales. Natural gas production was 68% of total equivalent production volumes for the fiscal year ended December 31, 2003.

Natural gas prices realized by the Company were $3.66 per Mcf for the twelve months ended December 31, 2003, compared to $3.10 per Mcf realized during the comparable twelve months ended December 31, 2002. Crude oil prices realized were $26.42 per barrel for the twelve months ended December 31, 2003, compared to $24.04 per barrel for the twelve months ended December 31, 2002. Both the natural gas and crude oil prices discussed above take into account the commodity price hedges that were in place during such periods.

Commodity Hedges

The Company continues to utilize commodity hedges as a means to provide a base level of cash flow. During the fourth quarter of 2003, the Company had approximately 10.0 MMcf per day hedged through fixed price swaps with a weighted average price of $3.65 per MMbtu and approximately 70.0 MMcf per day hedged through cost-less collars with a weighted average floor price of $2.82 per MMbtu and a weighted average ceiling price of $3.78 per MMbtu. Approximately 57% of the fourth quarter 2003 natural gas production was hedged. On the crude oil side, the Company had approximately 1,000 Bbls per day hedged through fixed price swaps with a weighted average price of $21.25 per barrel and approximately 6,000 Bbls per day hedged through cost-less collars with a weighted average floor price of $23.00 per barrel and a weighted average ceiling price of $27.00 per barrel. Approximately 66% of the Company’s fourth quarter 2003 crude oil production was hedged. During the fourth quarter of 2003, the Company paid approximately $12 million more than it received under its commodity hedges and, for the full-year, $73.8 million was paid out due to commodity hedge losses.

Full-Year 2003 Operating Results

Magnum Hunter participated in the drilling of 124 new wells during the twelve months ended December 31, 2003, of which 99 were classified as development and 25 were deemed exploratory. Of these 124 new wells drilled during fiscal-year 2003, 115 (98 development and 17 exploratory) were deemed commercial successes and 9 (1 developmental and 8 exploratory) were plugged and abandoned, which provided for an overall success rate of 93% (99% developmental success and 68% exploratory success). Since entering the Gulf of Mexico in 1999, Magnum Hunter has successfully completed 76 wells out of 93 new wells attempted, for an overall offshore drilling success rate of 82%.

Highlights for the fiscal year ended December 31, 2003 in the Gulf of Mexico include the Magnum Hunter generated and operated exploration discoveries at Main Pass 263 and Main Pass 163, along with other exploration discoveries at West Cameron 428, 488, 472, and 403; Vermillion 100, 117, 61, East Cameron 73 and Ship Shoal 322. At the beginning of 2003, Magnum Hunter owned interests in 137 OCS blocks. During fiscal year 2003 Magnum Hunter was very active at the Central Gulf lease sale, with the company ending fiscal year 2003 with interests in 174 OCS blocks. The prospect inventory related to our offshore blocks has been reviewed by third party consultants, who have identified over 250 separate wells and recompletions on our existing acreage that have a risked reserve potential of 1.0 Tcfe, and allows for a full activity level by Magnum Hunter over the next six to eight years.

Onshore highlights center around the company’s continuous drilling program in the Morrow/Atoka/Strawn formations in Southeast New Mexico, where we continue to drill increased density wells on acreage held by production and targeting the Morrow sands, Atoka and Strawn reefs. Previous drilling by Magnum Hunter was on acreage acquired in prior acquisitions. In late 2003, we entered into a farm-out with a multi-national major oil company that gives Magnum Hunter rights to drill on approximately 11,000 acres held by production in Eddy County, in the South Carlsbad and White City areas where we have enjoyed a 100% success rate to date. This farm-out should result in over 25 additional drill sites over the next three years. Additionally, Magnum Hunter also farmed-in about 4,000 acres from the same multi-national major oil company’s leased acreage, earning a 50% working interest by successfully drilling an exploratory well on this acreage block. Since 1999, Magnum Hunter has participated in 63 wells without a dry hole. The Company has maintained a two rig drilling program for the last 24 months. Project economics remain excellent, as the wells continue to average over 2 Bcfe of proved reserves, drilling and completions costs average in the $1.5 million range, with finding and development costs in the $1.00 per Mcfe range.

Year-End 2003 Proved Reserves

Magnum Hunter’s total proved reserves at December 31, 2003, as fully engineered by the Company’s independent petroleum engineering consultants, DeGolyer and MacNaughton and Cawley Gillespie & Associates, Inc., were 838.4 Bcfe of natural gas equivalents, comprised of 525.4 Bcf of natural gas and 52.2 MMBbls of crude oil. This represents a 3% increase over the Company’s 837.1 Bcfe of total proved reserves reported at December 31, 2002 and as adjusted for 20.8 Bcfe of non-core proved reserve sales during the fiscal year 2003. Magnum Hunter added approximately 95.1 Bcfe of total proved reserves during 2003 from all sources that replaced 130% of the Company’s 2003 production of approximately 73.1 Bcfe. The Company’s reserves life index at year-end 2003 was 11.5 years.

Full-Year 2003 Finding and Development Costs

Magnum Hunter’s all sources finding and development cost for total proved reserves added by the Company during fiscal 2003, based upon $165.1 million of capital expenditures associated with total proved reserve additions only is $1.74 per Mcfe. The finding and development cost from replacement of last year’s total production from organically derived exploration and development capital expenditure activities only, is $1.68 per Mcfe. Magnum Hunter did not make any material proved reserves acquisitions during the fiscal year ended December 31, 2003.

Before-Tax PV-10% Calculation

The Company’s total proved reserves of 838.4 Bcfe at December 31, 2003 had a net present value (discounted at 10%) before federal income taxes, of $1.482 billion. The unescalated year-end 2003 commodity prices used for calculating this present value were $5.83 per Mmbtu for natural gas and $32.55 for crude oil, before adjustments for pertinent pricing and differentials.

Net Asset Value Per Share

Based upon the Company’s present value (discounted at 10%) before federal income taxes at year-end 2003 of $1.482 billion, less year-end 2003 debt levels, and divided by the weighted average diluted common shares outstanding as of December 31, 2003, a net asset value (“NAV”) of $13.10 per share is implied. This NAV per share does not take into account Magnum Hunter’s substantial inventory of onshore leasehold mineral and option acreage positions, the company’s 174 OCS blocks located in the Gulf of Mexico, or Magnum Hunter’s natural gas transmission, marketing and processing assets.

Management Comments

Commenting on Magnum Hunter’s operating and financial results for fiscal year 2003, Mr. Gary C. Evans, Chairman, President and CEO of the Company stated, “Magnum Hunter and its employees accomplished a great deal in 2003 highlighted by record net income — up 68%, record cash flow from operating activities — up 95%, record production exceeding 200 Mcfe per day, and a significantly improved balance sheet. Commodity prices were at all time highs but unfortunately, due to commodity price hedges predominately inherited from our acquisition of Prize Energy two years ago, we were not able to benefit as much as our peers. However, that all changed at year-end 2003, and we are now experiencing net margins that will drive our revenues, cash flow, and net earnings to unprecedented levels during 2004. We believe Magnum Hunter’s significant inventory of undeveloped properties both onshore and offshore will become a most valuable asset over the next few years as many companies in our sector are starving for good drilling prospects. Our management team continues to use a disciplined approach to these new drilling opportunities, and we are prepared to reduce capital spending if we deem the economics to become unattractive due to anticipated service cost increases or for unforeseen declines in commodity prices A combination of new flush production from Gulf of Mexico discoveries, a much lower cost of funds due to changes made late in 2003 to our capital structure, and high commodity prices provides a recipe for Magnum Hunter’s net cash margins to significantly expand throughout 2004. While 2003 was a great year for total returns to our shareholders with our stock price up over 57%, 2004 is equally well positioned to be a top performance year for Magnum Hunter.”

Conference Call

A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. today, March 4, 2004 at 10:30 a.m. central time. The subject of the conference call will be to discuss the financial and operating results for the fourth quarter of 2003 and fiscal year 2003, exploration and development drilling results for 2003, and the outlook for 2004. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 10:20 a.m. central time on Thursday, March 4, 2004. Should you wish to participate, there will be a Q & A session following the teleconference. International callers, please dial (706) 643-1963.

A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

Go to www.magnumhunter.com Go to Investor Relations Go to Webcasts/Conference Calls

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31, 2003	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$18,693	$3,069
Restricted cash	--	682
Accounts receivable
Trade, net of allowance of $4,331 and $4,573, respectively	46,716	53,741
Notes receivable	1,996	2,496
Notes receivable from affiliate	--	100
Income tax refund receivable	488	9,966
Derivative assets, current	35	--
Deferred income taxes, current	8,263	15,500
Deposits	2,713	8,856
Land held for sale	7,563	--
Prepaid drilling costs	8,770	--
Other current assets	5,100	3,563

Total Current Assets	100,337	97,973
Property, Plant and Equipment
Oil and gas properties, full-cost method
Unproved	110,467	165,676
Proved	1,292,388	1,053,426
Gas processing plants and pipelines	34,149	33,951
Other property	7,805	6,636

Total Property, Plant and Equipment	1,444,809	1,259,689
Accumulated depreciation, depletion, amortization and impairment .	(348,926)	(258,080)

Net Property Plant and Equipment	1,095,883	1,001,609
Other assets
Deferred financing costs and other	13,155	12,642
Investment in unconsolidated affiliates	50	6,722
Goodwill	56,467	50,710

Total Assets	$1,265,892	$1,169,656

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables and accrued liabilities	$54,808	$61,928
Accrued interest	8,909	10,327
Suspended revenue payable	16,049	9,118
Due to affiliates	1,742	1,432
Taxes payable	133	1,549
Derivative liabilities, current	21,853	42,777
Current maturities of long-term debt	2,009	1,865

Total Current Liabilities	105,503	128,996
Long-Term Liabilities
Long-term debt, less current maturities	595,503	569,086
Asset retirement obligations	32,489	--
Derivative liabilities, noncurrent	1,198	3,316
Deferred income taxes payable	141,000	118,062
Other non-current liabilities	523	--
Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized,
216,000 designated as Series A; 80,000 issued and outstanding,
liquidation amount $0	1	1
Common Stock - $.002 par value; 100,000,000 shares authorized,
71,977,759 and 71,707,897 shares issued, respectively	144	143
Additional paid-in capital	429,446	423,364
Accumulated other comprehensive loss	(13,576)	(26,902)
Retained earnings (accumulated deficit)	5,003	(21,114)
Common stock in deferred compensation plan, at cost (34,416 shares)	(192)	--
Unearned common stock in KSOP, at cost (1,012,203 and 757,246 shares,
respectively)	(6,110)	(4,888)

	414,716	370,604
Treasury stock, at cost (3,942,294 and 3,168,013 shares, respectively)	(25,040)	(20,408)

Total Stockholders' Equity	389,676	350,196

Total Liabilities and Stockholders' Equity	$1,265,892	$1,169,656

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Operating Revenues:
Oil and gas sales	$73,479	$64,907	$284,929	$240,964
Gas gathering, marketing and processing	8,802	7,175	35,317	20,809
Oil field services	1,666	1,640	4,768	4,096

Total Operating Revenues	83,947	73,722	325,014	265,869

Operating Costs and Expenses:
Oil and gas production lifting costs	13,353	13,142	56,262	51,559
Production taxes and other costs	7,689	7,819	32,772	28,167
Gas gathering, marketing and processing	6,113	4,928	25,373	15,100
Oil field services	945	927	3,119	2,474
Depreciation, depletion, amortization and accretion	26,430	23,521	99,614	86,468
Gain on sale of assets	(19)	(32)	(171)	(61)
General and administrative	5,249	3,674	15,347	13,293

Total Operating Costs and Expenses	59,760	53,979	232,316	197,000

Operating Profit	24,187	19,743	92,698	68,869
Equity in earnings (loss) of affiliate	(98)	(124)	(162)	792
Other income	280	194	889	452
Provision for impairment of investments	--	--	--	(621)
Other non-cash hedging adjustments	245	(1,196)	1,482	(6,626)
Costs associated with early retirement of debt	(2,631)	--	(6,716)	(1,000)
Interest expense	(10,815)	(13,286)	(47,260)	(47,935)

Income Before Income Tax	11,168	5,331	40,931	13,931
Provision for income tax (expense) benefit
Current	250	--	250	--
Deferred	(4,130)	(2,252)	(15,463)	1,591

Total Provision for Income Tax (Expense) Benefit	(3,880)	(2,252)	(15,213)	1,591

Income Before Cumulative Effect of a Change in Accounting Principle
	7,288	3,079	25,718	15,522

Cumulative effect of a change in accounting principle, net
of income tax expense of $244	--	--	399	--

Net Income	$7,288	$3,079	$26,117	$15,522

Income per Common Share - Basic
Income before cumulative effect of a change in accounting
principle	$0.11	$0.05	$0.38	$0.25
Cumulative effect of a change in accounting principle	--	--	0.01	--

Income per Common Share - Basic	$0.11	$0.05	$0.39	$0.25

Income per Common Share - Diluted
Income before cumulative effect of a change in accounting
principle	$0.11	$0.04	$0.38	$0.25
Cumulative effect of a change in accounting principle	--	--	0.01	--

Income per Common Share - Diluted	$0.11	$0.04	$0.39	$0.25

Common Shares Used in Per Share Calculation
Basic	66,136	67,759	66,192	61,493

Diluted	68,251	68,499	67,502	62,514

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	For the Years Ended December 31,
	2003	2002	2001
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$26,117	$15,522	$13,516
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of a change in accounting principle	(399)	--	--
Depreciation, depletion, amortization and accretion	99,614	86,468	43,999
Impairment of investments	--	621	7,123
Amortization of financing fees	2,377	2,037	1,192
Imputed interest on debt due to merger	--	108	--
Increase in allowance for doubtful accounts	231	206	3,214
Deferred income taxes (benefits)	15,463	(1,591)	8,244
Equity in (income) loss of unconsolidated affiliate	162	(792)	(1,085)
Costs associated with early extinguishment of debt	6,716	1,000	490
Cost of shares released from KSOP suspense	1,109	867	--
Minority interest in consolidated subsidiary	89	--	--
Stock compensation	3,017	--	--
Excess of fair value over cost of shares released from KSOP suspense	441	110	1,655
Gain on sale of assets	(171)	(61)	(58)
Other non-cash hedging adjustments	(1,482)	6,626	52
Changes in certain assets and liabilities, net of the effect of acquisitions
Accounts and notes receivable	6,565	(17,429)	12,849
Derivative assets	--	3,600	--
Deposits and other current assets	(4,264)	(9,314)	(187)
Accounts payable and accrued liabilities	(1,081)	(7,449)	13,604
Refund (payment) of income taxes	8,134	2,874	(534)

Net Cash Provided by Operating Activities	162,638	83,403	104,074

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	17,123	95,988	1,124
Proceeds from sale of unconsolidated affiliate	5,160	--	--
Purchase of land to be held for sale	(7,563)	--	--
Purchase of controlling interest in Metrix Networks, Inc., net of
cash acquired	(253)	--	--
Additions to property and equipment	(175,535)	(141,046)	(204,370)
Cash paid in Prize merger net of cash acquired	--	(41,095)	--
Decrease in other assets	(17)	238	50
Loan made for promissory note receivable	--	(2,596)	--
Payments received on promissory note receivable	500	--	70
Distribution from unconsolidated affiliate	1,510	256	1,590
Investment in unconsolidated affiliate	(600)	(1,165)	(2,453)

Net Cash Used In Investing Activities	(159,675)	(89,420)	(203,989)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	517,375	627,850	266,524
Fees paid related to financing activities	(4,428)	(11,961)	(956)
Payments of principal on long-term debt and production payment	(486,348)	(591,451)	(169,557)
Receipts from short-term notes receivable	--	--	360
Loan repaid by (made to) stockholder	--	742	(300)
Loan to KSOP	(2,711)	(3,652)	(898)
Loan repaid from KSOP	380	473	1,102
Proceeds from issuance of common stock	1,245	3,634	5,750
Proceeds from issuance of treasury stock	3,448	--	--
Redemption of notes payable	(134,374)	--	--
Proceeds from issuance of convertible notes	125,000	--	--
Purchase of warrants	--	(128)	--
Purchase of treasury stock	(7,413)	(18,494)	(1,015)
Decrease (increase) in restricted cash for payment of notes payable	682	(682)	1,820
Dividends paid	--	--	(169)
Increase in note receivable from affiliate	(225)	--	--
Conversion of note receivable from affiliate into capital	325	--	--
Purchase common stock for deferred compensation plan	(295)	--	--

Net Cash Provided by Financing Activities	12,661	6,331	102,661

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,624	314	2,746
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,069	2,755	9

CASH AND CASH EQUIVALENTS AT END OF YEAR	$18,693	$3,069	$2,755